Exhibit 4.3

AVALONBAY COMMUNITIES, INC.

Issuer

to

THE BANK OF NEW YORK MELLON

Trustee

Second Supplemental Indenture

Dated as of May 29, 2018

SECOND SUPPLEMENTAL INDENTURE, dated as of May 29, 2018 (the “Second Supplemental Indenture”), between AVALONBAY COMMUNITIES, INC., a corporation organized under the laws of the State of Maryland (herein called the “Company”), and The Bank of New York Mellon, a corporation organized and existing under the laws of the State of New York, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company has heretofore delivered to the Trustee the following:

1.              an Indenture dated as of February 23, 2018 (the “Indenture”), which has been filed as an exhibit to the Company’s Registration Statement on Form S-3 (file no. 333-223183), filed on February 23, 2018 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, providing for the issuance from time to time of Debt Securities of the Company (the “Securities”) in an unlimited aggregate principal amount, including a series of debt securities entitled “Medium-Term Notes Due Nine Months or More from Date of Issue” currently limited to $1,000,000,000 in aggregate initial principal amount; and

2.              a First Supplemental Indenture dated as of March 26, 2018 (the “First Supplemental Indenture”), which has been filed as an exhibit to the Company’s Quarterly Report on Form 10-Q, filed on May 4, 2018 with the Commission under the Securities Exchange Act of 1934, as amended, providing for the amendment and restatement of (A) Section 101 of the Indenture with respect to the definition of “Make-Whole Amount” and (B) Section 1012(3) of the Indenture, in each case as provided in this First Supplemental Indenture.

With respect to Securities that may be issued on or after the date of this Second Supplemental Indenture, the Company desires to amend and restate the definitions of “Acquisition Property,” “Capitalized Property Value,” “Development Property,” “Encumbered Asset Value,” “Total Assets” and “Unencumbered Assets,” as set forth in the Indenture, and to add the definition of “Gross Book Value Property” as set forth in Section 2.2 below, to Section 101 of the Indenture.  The Company desires, in addition, to correct a typographical error in Section 2.1 of the First Supplemental Indenture, so that “accelereated” shall read “accelerated,” as set forth in Section 2.3 below.

Section 901, including, without limitation, Sections 901(2), 901(11) and 901(16), of the Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Indenture to add to the covenants of the Issuer with respect to all or any series of Securities issued under the Indenture, to amend or supplement any provision contained in the Indenture or to make any change that would provide any additional rights or benefits to the Holders of Securities that does not adversely affect the legal rights under the Indenture of any Holder in any material respect, subject to certain limitations with respect to outstanding Securities issued prior to the date hereof.  This Second Supplemental Indenture does not affect any outstanding Securities, and applies only to Securities issued on or after the date of this Second Supplemental

Indenture.  The amendments herein do not and shall not adversely affect the interests of the Holders of Securities of any series in any material respect.

The Trustee is willing to enter into this Second Supplemental Indenture at the Company’s request, subject to compliance by the Company with Section 901 of the Indenture, as applicable.

The Board of Directors of the Company has previously duly adopted resolutions authorizing the Company to execute and deliver this Second Supplemental Indenture.

All the conditions and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Company and the Trustee hereby mutually covenant and agree, for the equal and proportionate benefit of all Holders of any series of Securities (as defined in the Indenture) issued on or after the date hereof, as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.1. Relation to Indenture.  This Second Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.2.  Definitions.  For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(1)                                 Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and

(2)                                 All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture.

ARTICLE TWO

AMENDMENT OF THE INDENTURE

SECTION 2.1.  Amendment and Restatement of Certain Definitions in Section 101 of the Indenture.  The definitions of “Acquisition Property,” “Capitalized Property Value,” “Development Property,” “Encumbered Asset Value,” “Total Assets” and “Unencumbered Assets” in Section 101 of the Indenture are hereby amended and restated to provide as follows:

“Acquisition Property” means a Property acquired by the Issuer or any Subsidiary of the Issuer that has been owned for less than four (4) consecutive full fiscal quarters.

“Capitalized Property Value” means, as of any date, with respect to the Issuer and its Subsidiaries, (i) Property EBITDA for the four (4) consecutive fiscal quarters ended on the most recent Reporting Date, excluding from the calculation of Property EBITDA the financial contributions that would otherwise apply thereto from Acquisition Properties, Development Properties and Gross Book Value Properties, which net amount is then (ii) capitalized at the Capitalization Rate (i.e., divided by the Capitalization Rate expressed as a decimal number).

“Development Property” means a Property currently under development.  A Property will remain a Development Property until four (4) consecutive full fiscal quarters after the earlier of (a) 18 calendar months after substantial completion of construction of the Property and (b) the quarter in which the physical occupancy level of residential units of the Property is at least 93%.

“Encumbered Asset Value” means, with respect to the Issuer and its Subsidiaries, as of any date, the portion of Total Assets serving as collateral for Secured Debt.

“Total Assets” means, as of any date, the sum (without duplication) of:  (a) the Capitalized Property Value of the Issuer and its Subsidiaries; (b) all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of the Issuer and its Subsidiaries at such time; (c) the current undepreciated book value of Development Properties; (d) the current undepreciated book value of Acquisition Properties; (e) the current undepreciated book value of Gross Book Value Properties; and (f) all other assets of the Issuer and its Subsidiaries excluding accounts receivable and any assets classified as intangible under GAAP.  The value of any assets under clauses (b), (c), (d) (e) and (f) above shall be determined in accordance with GAAP.

“Unencumbered Assets” means, as of any date, Total Assets as of such date less Encumbered Asset Value as of such date; provided, however, that all investments by the Issuer and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Unencumbered Assets to the extent such investments would otherwise have been included.

SECTION 2.2.  New Definition Added to Section 101 of the Indenture.  The definition of “Gross Book Value Property” is hereby added to Section 101 of the Indenture to provide as follows:

“Gross Book Value Property” means, as of any date, a Property, other than Development Properties or Acquisition Properties, for which:

(a) the value of such Property, when calculated by taking the contribution of such Property to Property EBITDA (or, put another way and with the same intended result, taking the result of calculating Property EBITDA as if such Property were the only Property owned by the Company) for the four (4) consecutive fiscal quarters ended on the most recent Reporting Date and capitalizing such amount by the Capitalization Rate (i.e., dividing such contributed amount by the Capitalization Rate expressed as a decimal number), is less than

(b) the current undepreciated book value of such Property determined in accordance with GAAP.

SECTION 2.3.  Correction of Typographical Error in Section 2.1 of the First Supplemental Indenture.

The word “accelereated” appearing in the first sentence of the amended and restated definition of “Make-Whole Amount” in Section 2.1 of the First Supplemental Indenture is hereby corrected to read “accelerated.”

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 3.1.  Ratification of Indenture.  Except as expressly modified or amended hereby, the Indenture, as amended by the First Supplemental Indenture, continues in full force and effect and is in all respects confirmed and preserved.

SECTION 3.2.  Governing Law.  This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.  This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

SECTION 3.3.  Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.4.  Trustee.  The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

[Signature page follows.]

IN WITNESS WHEREOF,  the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

AVALONBAY COMMUNITIES, INC.

		By:	/s/ Kevin P. O’Shea
Kevin P. O’Shea
Chief Financial Officer

Attest:	/s/ Edward M. Schulman
Edward M. Schulman
Secretary

THE BANK OF NEW YORK MELLON,
as Trustee

		By:	/s/ Francine Kincaid
			Name:	Francine Kincaid
			Title:	Vice President